Exhibit 10.3

JOHNSONDIVERSEY, INC.

LONG-TERM CASH INCENTIVE PLAN

Effective January 1, 2006

JOHNSONDIVERSEY, INC.

LONG-TERM CASH INCENTIVE PLAN

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	ARTICLE 4

	ELIGIBILITY

4.01	Eligible Employees	4
4.02	Commencement of Participation	4
4.03	Termination of Participation	4
4.04	Reemployment	5
4.05	No Guaranteed Award	5

	ARTICLE 5

	AWARDS

5.01	General	5
5.02	Basis for Awards	5
5.03	Amount of Award	5
5.04	Conditions on Payment of Awards	6
5.05	Payment of Awards in Special Circumstances	6

	ARTICLE 6

	MISCELLANEOUS
6.01	Amendment	7
6.02	Termination	7
6.03	Participants’ Consent	7
6.04	Effect on Other Plans	7
6.05	No Effect on Employment	8
6.06	Withholding of Taxes	8
6.07	Severability	8
6.08	Successors	8
6.09	Construction of Plan	8
6.10	Gender and Headings	8
6.11	Compliance with Code Section 409A	9

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JohnsonDiversey, Inc.

Long-Term Cash Incentive Plan

ARTICLE 1

Adoption of Plan and Purpose

1.01 Adoption of Plan. Effective as of January 1, 2006, JohnsonDiversey, Inc., a Wisconsin corporation, adopted this Long-Term Cash Incentive Plan (the “Plan”). Under this Plan, cash Awards may be made to key personnel of the Company subject to the terms, conditions and restrictions set forth in the Plan. This Plan supersedes all previous plans, programs and agreements of the Company for long-term cash incentives for Eligible Employees.

1.02 Purpose of Plan. The purpose of the Plan is to enhance the ability of the Company to motivate, reward and retain key personnel who are expected to make substantial contributions to the earnings and success of the Company. This Plan provides incentives for the successful achievement of global long-term financial objectives, and incentives for employees to remain employed by the Company and to work for and contribute to its growth and success. The Plan is intended to meet all applicable requirements of section 409A of the Internal Revenue Code of 1986, as amended, and applicable regulations as in effect from time to time.

ARTICLE 2

Definitions

2.01 Award. A cash amount provided to a Participant under the terms of the Plan based on the Participant’s Individual Target Award and the Company’s achievement of its Performance Target for a Measurement Period.

2.02 Board of Directors. The Board of Directors of the Company.

2.03 Committee. The Compensation and Management Succession Committee of the Board of Directors of the Company.

2.04 Company. JohnsonDiversey, Inc., a Wisconsin Corporation, and any successor thereto. The Committee shall act on behalf of the Company for purposes of the Plan.

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2.05 Disability. “Disability” means a Participant’s inability to perform the responsibilities of Employment due to physical or mental incapacity in circumstances in which the Participant qualifies for benefits under the Participating Employer’s applicable long-term disability plan (if any) and has qualified for such benefits for a continuous period of at least twenty-six (26) weeks.

2.06 Effective Date. The effective date of the Plan shall be January 1, 2006.

2.07 Employee. Any individual employed by a Participating Employer as a common-law employee, excluding any individual who the Participating Employer classifies as an independent contractor or temporary employee.

2.08 Employment. Employment as an Employee with a Participating Employer. The Committee may determine in specific instances whether or not a leave of absence results in a termination of Employment under the Plan.

2.09 Global EBITDA. The total of the Company’s and all Subsidiaries’ actual earnings before interest, taxes, depreciation and amortization, as determined and, if appropriate, as adjusted by the Committee for a Plan Year.

2.10 Individual Target Award. The amount designated by the Committee as a Participant’s target award based on Tier and individual performance. The Committee may determine that an Eligible Employee shall not be granted an Individual Target Award for any Measurement Period if (i) the Employee is receiving a “profit hunt retention bonus,” as defined by the Committee and is expected to terminate Employment within a period of 18 months or less, (ii) the Committee determines that the Employee has been notified of receipt of a severance package following termination of Employment, or (iii) the Employee is expected to incur a termination of Employment for performance reasons.

2.11 Job Elimination. For reasons other than the Employee’s unsatisfactory performance, the Participating Employer’s total elimination of the Employee’s position, after which the Employee is not offered ongoing Employment in a comparable position, as determined by the Committee.

2.12 LTI Pool. The total maximum amount of Individual Target Awards approved by the Committee for each Measurement Period.

2.13 Measurement Period. The period of time upon which performance is measured for determination of Awards under the Plan. A Measurement Period shall be every three consecutive fiscal years of the Company. The initial

Measurement Period under the Plan shall be the period beginning on the first day of the Company’s 2006 fiscal year and ending on the last day of the Company’s 2008 fiscal year. The second Measurement Period under the Plan shall be the period beginning on the first day of the Company’s 2007 fiscal year and ending on the last day of the Company’s 2009 fiscal year.

2.14 Participant. An Employee who satisfies the participation requirements of Article 4 of the Plan.

2.15 Participating Employer. The Company and each Subsidiary, unless the Committee determines a Subsidiary to be a nonparticipating employer.

2.16 Performance Target. The long-term goal for Participating Employers determined by the Committee for a Measurement Period based on performance criteria established by the Committee.

2.17 Plan. The JohnsonDiversey, Inc. Long-Term Cash Incentive Plan as herein set forth and as amended from time to time.

2.18 Retirement. Termination of Employment with the Company after (a) attaining age fifty-five (55); and (b) completing at least ten (10) years of service with one or more Participating Employers, as determined by the Committee.

2.19 Subsidiary. Any entity, including, without limitation, a corporation or partnership, wholly owned by the Company, including entities located outside the United States.

ARTICLE 3

Administration of the Plan

3.01 Administration of the Plan. The Plan shall be administered by the Committee. In addition to the powers, rights and duties specifically granted to the Committee elsewhere in this Plan, the Committee shall have the following powers, rights and duties in administering the Plan:

(a) To determine: (i) which Employees shall become Participants and receive Awards, (ii) the amount of each Award to be granted, (iii) the time or times at which such Awards shall be granted, and (iv) any other terms or conditions of an Award.

(b) To adopt, amend or rescind any rules and regulations as necessary or advisable for the operation of this Plan and to take such other actions as may be required for the proper administration of this Plan.

(c) To construe and interpret the Plan.

(d) The Committee may delegate any of its powers, duties and rights set forth in paragraphs (a), (b) and (c) above, to the Chairperson of the Board of Directors. The Committee or the Chairperson may designate any other individual or individuals to carry out ministerial duties hereunder.

(e) Each action taken and decision made by the Committee or its designees within its authority shall be final, binding and conclusive on all Employees and Participants and their legal representatives. The members and designees of the Committee may rely upon any information, reports or opinions supplied to them by an officer of the Company or by the Company’s counsel, independent public accountants or other advisors, and shall be fully protected in relying upon any such information and advice. If the Committee cannot act for any reason, the full Board of Directors shall act in its place.

ARTICLE 4

Eligibility

4.01 Eligible Employees. All Employees of a Participating Employer who (a) are designated as eligible to participate in the Plan by the Committee, and (b) are designated by a Participating Employer as employed in global tiers one through seven shall be referred to an “Eligible Employee” for purposes of the Plan.

4.02 Commencement of Participation. An Eligible Employee shall commence participation in the Plan as of the latest of the following dates: (a) January 1, 2006 if employed as an Eligible Employee on that date; or (b) immediately upon being employed in or promoted to a position classified by the Committee as an Eligible Employee; provided, however, if employed in or promoted to such a position after November 1 in any calendar year, the Eligible Employee shall participate in the Plan as of the immediately following January 1.

4.03 Termination of Participation. A Participant’s participation under the Plan shall cease as of the earlier of the termination of the Participant’s Employment, death, Disability, or the date the Participant is no longer an Eligible Employee pursuant to section 4.01.

4.04 Reemployment. A Participant who terminates Employment and is then rehired by a Participating Employer as an Eligible Employee pursuant to section 4.01 shall be immediately eligible to again participate in the Plan.

4.05 No Guaranteed Award. Eligibility for Plan participation in a given Measurement Period is not a guarantee that an Award will be paid to that Participant for that Measurement Period.

ARTICLE 5

Amount and Payment of Awards

5.01 General. The Committee shall determine the Awards to be made to each Participant and shall approve the terms and conditions of each Award. No person shall have any claim or right to be granted an Award under this Plan. The decision to pay or not to pay an Award, the amount of the Award to be paid, and to whom an Award will be Paid, shall be made by the Committee, in its sole and absolute discretion. The Committee may consider the recommendations of Operating Committee members and the Global Total Rewards team as to a Participant’s Award. The Committee has the sole authority and discretion to consider the effects of unusual and/or unforeseeable events during a Measurement Period when evaluating the extent to which an Award under the Plan is earned.

5.02 Basis for Awards. Awards shall be determined by the Committee at the end of each Measurement Period based on a Participant’s Individual Target Award and the Company’s achievement of its Performance Target established by the Company for that Measurement Period.

5.03 Amount of Award. At or before the beginning of each Measurement Period, the Company shall determine the amount of the total LTI Pool for the Measurement Period and the Company’s Performance Target for that Measurement Period. The Committee shall allocate a portion of the LTI Pool to each Participant as an Individual Target Award and shall communicate Individual Target Awards to Participants. During a Measurement Period, the Committee may communicate to Participants the Company’s progress towards its Performance Target. At the end of each Measurement Period, the Company’s actual achievement of its Performance Target shall be determined by the Committee. Payment of Awards shall then be determined in accordance with the following table:

Schedule for Payout of Individual Target Awards

Achievement of Performance Target	Threshold	100% of Performance Target	Maximum
Percentage of Individual Target Award-Paid	0%-25% at discretion of Committee	100%	200%

The Committee shall determine the threshold and maximum percentage of the Performance Target applicable to each Measurement Period on or before the beginning of each Measurement Period and shall have sole discretion to adjust such percentages during a Measurement Period if deemed appropriate. Once determined, the amount of a Participant’s Individual Target Award to be paid may be reduced at the discretion of the Committee by any profit sharing (TPA) amounts paid to a Participant for the Measurement Period.

5.04 Conditions on Payment of Awards. Payment of Awards under the Plan for a Measurement Period shall be made in a single cash lump sum as soon as administratively practicable following the end of a Measurement Period, but in no event later than the last day of the immediately following fiscal year of the Company.

To receive payment of an Award, a Participant must be continuously employed by a Participating Employer through the date the Award is to be paid, unless the Participant incurs a termination of Employment which the Committee determines is due to Retirement, death, or Disability as provided in Section 5.05. Payment or forfeiture of an Award to a Participant who incurs a termination of Employment due to Job Elimination prior to the date an Award is to be paid shall be determined in accordance with section 5.05(c). Any other termination of Employment, including voluntary termination or resignation of a Participant prior to actual payment of an Award, will result in forfeiture of the Award.

5.05 Payment of Awards in Special Circumstances. A Participant who is an Eligible Employee for only a portion of a Measurement Period or a Participant who incurs a termination of Employment prior to the date an Award is to be paid, may be eligible to receive payment of an Award only as follows:

(a) Transfer. If a Participant is transferred into or out of a position as an Eligible Employee during a Measurement Period, the Participant may be eligible to receive a prorated Award based upon his or her time employed as an Eligible Employee within that Measurement Period; provided that the individual continuously remains an Employee through the date of the payment of the Award.

(b) Retirement, death or Disability. If a Participant terminates employment due to Retirement, death, or Disability during the first three (3) months of any Measurement Period, no Individual Target Award shall be granted and no Award shall be paid for that Measurement Period. If the Retirement, death, or Disability occurs after the first three (3) months of any Measurement Period, the Participant may be eligible to receive a prorated Award based on the number of months worked as an Eligible Employee during the Measurement Period.

(c) Termination of Employment Due to Job Elimination. If a Participant terminates Employment due to Job Elimination, no Award will be granted, however, the Committee, in its discretion, may authorize and approve a prorated Award for the Participant for the portion of the Measurement Period during which the Participant was an Eligible Employee.

ARTICLE 6

Miscellaneous

6.01 Amendment. The Committee shall have the right at any time, and from time to time, to amend in whole or in part any or all of the provisions of the Plan. No such amendment, however, shall materially and adversely affect the rights under the Plan of any Participant with respect to Awards granted prior to such amendment without the approval of such Participant. Any amendment that results in an acceleration of the time or form of payment shall be invalid if such amendment violates Internal Revenue Code section 409A.

6.02 Termination. The Plan shall continue in effect until terminated by resolution of the Committee. All rights or obligations under the Plan with respect to Awards granted on or prior to termination of the Plan shall continue beyond such termination.

6.03 Participants’ Consent. Each Participant, by acceptance of an offer to participate in the Plan or acceptance of an Award hereunder, shall be deemed to have agreed to be bound by all the terms and conditions of this Plan as presently constituted and as may be amended from time to time.

6.04 Effect on Other Plans. In no event shall any Award or any payments made under this Plan be included in the compensation base for computing benefits under any other benefit plan now maintained or hereafter established by the Company, including, but not limited to, pension and 401(k) plans, unless such plan provides otherwise.

6.05 No Effect on Employment. Neither the adoption of the Plan nor its operation shall in any way affect the right and power of the Company to dismiss or otherwise terminate the employment or change the terms of employment or amount of compensation of any Employee at any time for any reason with or without cause.

6.06 Withholding of Taxes. The Company shall have the power to withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy any withholding or other tax due under the tax withholding provisions of the Internal Revenue Code, any state or local tax act or other applicable law, including the laws of foreign jurisdictions, with respect to any Award made under the Plan.

6.07 Severability. If any provision of this Plan or of an Award shall be held illegal or invalid for any reason, such invalidity or illegality shall not affect the remaining provisions of the Plan or Award, and the Plan or Award shall be construed or enforced as if the invalid provisions had never been set forth therein.

6.08 Successors. This Plan shall be binding upon and inure to the benefit of and be enforceable by the respective successors and assigns of the Company. Any rights of a Participant under this Plan are personal to such Participant and the Participant may not assign such agreement or sell, transfer, pledge or otherwise dispose of any rights of such Participant except in accordance with the provisions of this Plan. All obligations of this Plan shall be binding upon the heirs, representatives and estate of the Participant.

6.09 Construction of Plan. This Plan shall be construed according to the laws of the State of Wisconsin and all provisions hereof shall be administered according to, and its validity shall be determined under, the laws of such state without regard to its conflicts of laws.

6.10 Gender and Headings. Wherever any words are used herein in the masculine gender they shall be construed as though they were also used in the feminine gender in all cases where they would so apply, and wherever any words are used herein in the singular form they shall be construed as though they were also used in the plural form in all cases where they would so apply. Headings of numbered sections and numbered paragraphs of this Plan are inserted for convenience of reference and are not part of this Plan and are not to be considered in the construction hereof.

6.11 Compliance with Internal Revenue Code Section 409A. This Plan is intended to comply with the provisions of Internal Revenue Code section 409A and applicable guidance and its provisions shall be interpreted in accordance with that intent. No provision of this Plan shall be interpreted to permit the acceleration of the time of any payment scheduled to be paid under the Plan in any manner which is impermissible pursuant to Internal Revenue Code section 409A. The Company shall not be liable nor responsible for any tax consequences which result from any Participant’s participation in the Plan, except for any applicable obligations under the law as to income tax withholding or payroll taxes.

Resolutions

Authorizing and Approving Specific Actions Involving

the JohnsonDiversey, Inc. Long-Term Cash Incentive Plan

WHEREAS, Diversey, Inc. f/k/a JohnsonDiversey, Inc. (the “Company”) maintains the JohnsonDiversey, Inc. Long-Term Cash Incentive Plan (the “Plan”), a bonus plan for eligible employees;

WHEREAS, Section 6.01 of the Plan permits the Compensation and Management Succession Committee of the Board of Directors of the Company (the “Committee”) to amend the Plan at any time and from time to time; and

WHEREAS, the Company wishes to amend the Plan to reflect current practices, to reflect the change in the Company’s name from JohnsonDiversey, Inc. to Diversey, Inc. and to change the name of the Plan to the Diversey, Inc. Long-Term Cash Incentive Plan.

NOW, THEREFORE, BE IT RESOLVED, that the Company adopts, authorizes and approves Amendment No. 1 to the Plan in the form of Exhibit A attached to these Resolutions and incorporated herein by reference, effective as of the date specified in the Amendment;

FURTHER RESOLVED, that the name of the Plan shall be the Diversey, Inc. Long-Term Cash Incentive Plan;

FURTHER RESOLVED, that all references within the Plan to “JohnsonDiversey, Inc.” shall be changed to “Diversey, Inc.”;

FURTHER RESOLVED, that the proper officers of the Company are authorized and directed, in the name and on behalf of the Company, to take any and all actions as may be deemed necessary or appropriate to effect the intent of the foregoing Resolutions including, but not limited to, the execution of the Plan amendment in the form of the attached Exhibit A, with such changes as, in the opinion of the officer executing the amendment, may be necessary or appropriate. The officer’s opinion shall be conclusively evidenced by such officer’s execution of the amendment.

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Exhibit A

JOHNSONDIVERSEY, INC.

LONG-TERM CASH INCENTIVE PLAN

AMENDMENT NO. 1

The JohnsonDiversey, Inc. Long-Term Cash Incentive Plan (the “Plan”) is amended effective as of December 31, 2010 as follows:

1. All references to JohnsonDiversey, Inc., including the name of the Company, as specified in the Sections 1.01 and as defined in Section 2.04, shall be changed to Diversey, Inc.

2. The name of the Plan, as defined in Section 2.17 shall be changed to Diversey, Inc. Long-Term Cash Incentive Plan.

3. Section 4.02 of the Plan is amended by deleting “November 1” and inserting “October 1” wherever it appears.

4. Section 5.04 of the Plan is amended in its entirety to provide as follows:

5.04 Conditions on Payment of Awards. Payment of Awards under the Plan for a Measurement Period shall be made in a single cash lump sum as soon as administratively practicable following the end of a Measurement Period, but in no event later than the last day of the immediately following fiscal year of the Company.

To receive payment of an Award, a Participant must have a signed Restrictive Covenant Agreement in the form provided by the Company in his or her personnel file on or before the last day of the respective Measurement Period.

To receive payment of an Award, a Participant must be continuously employed by a Participating Employer through and including the January 1 immediately following the last day of the Measurement Period with respect to which the Award is to be paid, unless the Participant incurs a termination of Employment after March 31 and prior to the January 1 immediately following the last day of the Measurement Period which the Committee determines is due to Retirement, death, or Disability as provided in Section 5.05.

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Payment or forfeiture of an Award to a Participant who incurs a termination of Employment due to Job Elimination prior to the January 1 immediately following the last day of the Measurement Period shall be determined in accordance with section 5.05(c). Any other termination of Employment, including voluntary termination prior to the January 1 immediately following the end of the respective Measurement Period, will result in forfeiture of the Award.

The Company has caused this Amendment to be executed by a duly elected officer this 15th day of December, 2010.

DIVERSEY, INC.

By:	/s/ Scott D. Russell
Scott D. Russell
Its:	Senior Vice President, General Counsel

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